Exhibit 3.7

Third Amendment
to the Second Amended and Restated
Agreement of Limited Partnership

of
Mack-Cali Realty, L.P.

This Third Amendment to the Second Amended and Restated Agreement of Limited Partnership (hereinafter, the “Third Amendment”) is made as of September 30, 2003 by Mack-Cali Realty Corporation, a Maryland Corporation, as General Partner (the “General Partner”) of Mack-Cali Realty, L.P., a Delaware Limited Partnership (the “Partnership”) for the purpose of amending the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of the 11th day of December, 1997 as amended to the date hereof (the “Partnership Agreement”).

WHEREAS, pursuant to Section 16.2 of the Partnership Agreement, the General Partner has the right to amend the Partnership Agreement without the consent of the Limited Partners to reflect a change of an inconsequential nature that does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the Partnership Agreement not inconsistent with law or with other provisions, or make other changes to matters arising under the Partnership Agreement that will not be inconsistent with law or the provisions of the Partnership Agreement;

WHEREAS the General Partner believes that none of the actions taken pursuant to this Third Amendment will adversely affect the Limited Partners in any material respect or is inconsistent with the law or other provisions of the Partnership Agreement;

WHEREAS, the General Partner has the power to amend the Partnership Agreement under Section 16.1 thereof consistent with the foregoing to the extent it deems desirable, so long as it owns in excess of fifty percent (50%) of the Partnership Units, without the concurrence of any of the Limited Partners, and the General Partner does own in excess of fifty percent (50%) of the Partnership Units as of the date hereof, and does hereby exercise that prerogative; and

WHEREAS the General Partner of the Partnership believes it is desirable and in the best interest of the Partnership and the Limited Partners to amend the Partnership Agreement as set forth herein for the purpose of deleting the occurrence of December 31, 2093 as an event of dissolution of the Partnership.

NOW THEREFORE, in consideration of the foregoing, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the General Partner on behalf of itself and the Limited Partners, intending to be legally bound, hereby agrees to make the following amendment to the Partnership Agreement, effective as of the date first written above:

Section 1 - Defined Terms. Unless otherwise specifically provided for herein, all capitalized terms shall have the same meaning given to such term in the Partnership Agreement.

Section 2 - Amendment.

A.  In Section 14.1(d) of the Partnership Agreement, the word “or” is hereby inserted at the end of the paragraph after the semi-colon.

B.  In Section 14.1(e) of the Partnership Agreement, the semi-colon and the word “or” at the end of the paragraph are hereby deleted and a period is hereby inserted after the word “law.”

C.  Section 14.1(f) of the Partnership Agreement is hereby deleted in its entirety.

Section 3 – Miscellaneous.

A.  Effect of Amendment. Except as specifically modified hereby, all terms and provisions of the Partnership Agreement shall continue to remain in full force and effect and, except as the context otherwise requires, each reference to the Partnership Agreement in this Amendment shall be a reference to the Partnership Agreement as amended hereby.

B.  Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the successors and assigns of each of the Partners.

C.  Heading. The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

D.  Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE.

E. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each party’s rights and privileges shall be enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the General Partner, on behalf of itself and the Limited Partners, has executed this Amendment as of the date first written above.

MACK-CALI REALTY, L.P.

BY:	MACK-CALI REALTY CORPORATION,
as its General Partner

	By:	/s/ MITCHELL E. HERSH
Mitchell E. Hersh
Chief Executive Officer